Exhibit 99.1

TENFOLD CORP

Moderator: Robert Felton

February 21, 2007

4:00 p.m. CT

Coordinator:	Hello and welcome to the TenFold Corporation Q4 2006 Financial Results teleconference call.

At the request of TenFold Corporation, this conference is being recorded for instant replay purposes.

As a reminder, after today’s presentation, we will be conducting a question and answer session. At that time, you may press star-1 on your touchtone phone if you have a question.

At this time, I would like to turn the conference over to Mr. Robert P. Hughes, Chief Financial Officer and Chief of Staff.

Sir, you may begin when you’re ready.

Robert Hughes:	Thank you. Good afternoon and welcome to TenFold’s conference call.

I’m Robert Hughes, TenFold’s Chief Financial Officer and Chief of Staff.

Joining me today is our Chairman, President and CEO Robert Felton.

Today, we filed our Form 10-K for 2006 with the SEC and issued a press release describing our financial results.

You can find the press release posted on our Web site and financial sites like Yahoo! Finance and MSN Money.

On today’s call, Bob will review our results from sales and our activities and then take your questions.

As we share information today to help you better understand our business, it’s important to know that we will make statements in the course of this conference call that state our intentions, hopes, beliefs, expectations or predictions of the future.

These constitutes forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act. TenFold’s actual results could differ materially from those projected in these forward-looking statements.

We disclaim any intention or obligation to revise any forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statement is contained from time to time and documents that we file with the SEC including but not limited to our most recent reports on Form 10-K, 10-Q and 8-K.

Now, I’d like to take just a few moments to summarize our financial results for you.

For the fourth quarter of 2006 we report revenues of 2.6 million, income from operations of 193,000, net income of 458,000, and net income applicable to common shareholders of 12,000 after a non-cash deemed dividend of 446,000 related to warrants issued with preferred stock and a beneficial conversion feature on preferred stock resulting in diluted earnings per share of zero cents per share.

For calendar year 2006, we reported revenues of 5 million, an operating loss of 5.5 million, and net loss of 5.2 million, and a net loss applicable to common shareholders of 7.4 million after non-cash deemed dividends of 2.2 million resulting in a diluted loss for common share of 16 cents per share.

Our operating cash flow for Q4 was 21,000 and the ending cash balance at the end of 2006 was 3.6 million.

This is the first quarter in the last 13 quarters in which we’ve shown positive quarterly operating cash flow.

For calendar year 2006, net cash used in operating activities was 4.4 million.

Our financial results for the quarter and year ended December 31, 2006 include license revenues of $1 million from DevonWay, that was originally deferred from a transaction in 2005 because the license agreement contain a discount that could not be determined at the inception of the agreement.

Although the revenues was recognized in 2006, the cash from the transaction was received in 2005.

DevonWay is a software applications company that was founded by and is owned by our CEO, Robert Felton.

2006 was our first year for implementing the new stock option accounting rules. Operating expenses for the quarter and year ended December 31, 2006 includes 608,000 and 2.7 million respectively, of stock based compensation expense from implementing those new rules.

Please see our 10-K for more information generally including important information about risks and challenges that we face including our limited cash resources.

Now, I’m going to turn the call over to Bob for an update on sales and other activities.

Robert Felton:	Thank you very much Rob and welcome everyone to our call.

We’re very pleased that we achieved a $21,000 positive cash flow from operations in Q4.

As you may remember, stopping the long three-year’s history of negative quarterly operating cash flows was the second goal that we laid out in November 2005 when I became CEO.

So we’re pleased that we were able to significantly reduce our negative cash flows during 2006.

As we reported in our 10-K, we’ve improved our quarterly operating cash flow from a negative 1.9 million for Q2 of 2006 to a negative 864,000 for Q3 2006 to a positive $21,000 for Q4 of 2006.

So we see those as a positive sign that our efforts are being rewarded with real business from our existing and new customers in the form of new contracts that are beginning to produce meaningful revenues and cash flow.

As you may also remember, our first goal was to raise capital so that we could survive until we achieved our second goal of cash flow—of cash flow breakeven.

So the fact that we’ve been able to stretch the 6.3 million investment that we got in March 2006, some of which as you may remember was used to payback the 1.1 million in loans that I and others made personally to the company just to keep it afloat.

And end 2006 with 2.3 million of the original investment still intact is a testament for the progress we’ve made.

In addition, during Q4 of 2006, as you may also have noted in our public filings, a few investors who understood the TenFold value proposition and wanted to either establish a position or expand a position but were frustrated with the small number of shares they can accumulate in the open market, requested unsolicited to invest in TenFold.

The TenFold Board agreed to accept these new and existing investors on the same terms as those of us who invested in March 2006. And as a result, we added 1.3 million to our cash position in December from these investors.

With all the good news, I want you to know that I am cautious about Q1 2007 and it may be difficult to sustain the positive cash flow that we’ve achieved in Q4. Let me expand on that.

As most of you know, we have a $300,000 negotiated separation payment to our former CEO that came due this past January that we were required to make and we did so in early January of this year.

In addition, the traditional slowdown in sales over the holidays kept our sales and January utilization a bit below what we would have wanted.

And finally, some of our expenses such as annual audit fees are higher in Q1. We’re also ramping up our hiring as I will discuss in a moment.

Therefore, we want to ensure that we keep our enthusiasm in check to a point where we set proper expectations.

So to repeat, we expect it to be a challenge to be cash flow positive in Q1 of 2007.

Naturally, we will continue to do our best to keep our cash burn as small as possible and to generate additional income.

I also want to comment on the P&L for the quarter.

As you can see, Q4 look pretty good given we just got to cash flow positive this past quarter.

However, I caution you to carefully review where the revenues that we reported came from.

To help you with that review, please note that our license revenue just as Rob stated earlier included a $1 million license fee component from a prior year contract with DevonWay, where we received the cash in August 2005 but the vagaries of the way we must report revenue did not let us recognize it until Q4 of 2006.

So profitability in Q4 2006 is a positive that did not result from our recent sales.

In addition, Q4 results also include stock option related charges of $608,000 a cost which of course does not have any cash impact.

So I caution you not to put too much focus on our profitability quite yet. You may find it easier to quickly assess our progress by examining our cash forecast, our cash flow.

Now, back to the optimistic part of our report, we are seeing an increase in sales activity in Q1 that bodes well for the rest of the year.

For example, just one week ago, we were requested to give 10 demonstrations of our software to 10 different prospects, a number of which are progressing to the next step in doing business with TenFold which is an applications call from which we develop our proposals.

In addition, several of our newer customers have indicated the desire to build additional new and replacement applications with our technology.

We also have seen a number of our prospects where we have submitted proposals getting closer to selecting us for development of various applications.

Finally, we are seeing some interest from third-party vendors and other potential partners who could extend the use of our technology should their effort be successful.

So we have confidence that we’ll be able to grow our business in 2007 and begin to really emerge as a serious player in the service oriented architecture arena.

We’re seeing our value proposition of 10 times faster and a 10th the cost being validated again and again by our customers.

Over the past six months, several of our customers have documented this value proposition.

One customer in particular independently documented that when we had two of our consultants working alongside two of their TenFold trained developers, our joint team built an application that they had been trying to build in-house for 25 months. We build it 12 times faster at a 94% savings.

Basically, we developed and put into production a mission-critical application in two months that they have been attempting to develop in J2EE for the last two years.

We are pleased that they did this independent verification and that they are delighted to discuss these tremendous savings with their prospects.

In my financial results call last quarter, we commented that we expected to add four to six new contracts and I’m pleased to report, we signed six new projects in Q4.

So in fact, our technology has been more accepted, our services more in demand, and our value proposition reconfirmed.

We also reported last quarter that we had began hiring new consultants, developers, and other staff. I’m pleased to report that over the last few months, we’ve hired seven new employees and we’re continuing to actively recruit qualified employees to join our staff.

We are beginning to see that as we train our customers, our customers have increased their capability to develop with our technology and they begin to take on more and more development activities.

Therefore, our trained consultants are being freed up to help our newest customers rapidly learn how to best use
TenFold technology and deliver on the TenFold value proposition of 10 times faster in a 10th the cost.

We’re holding our annual TenFold technology days on March 6 and 7 in our headquarters in Salt Lake City, Utah.

During this two-day event, we share with our customers, prospects and partners our progress as a company, and our technology progress, and our plans for this year.

We gather our customer’s feedback on the Enterprise TenFold SOA plans, hear about their TenFold product applications, and give customers and prospects an opportunity to present their applications project stories.

This is an opportunity for our customer and prospects to meet the TenFold team, intermingle with other customers, share experiences or ideas, and provide feedback on what we can do to keep our customers delighted.

We’re really looking forward to that meeting which I will be personally attending.

We’re preparing to announce a major technology release Enterprise TenFold SOA 2007 which has many new powerful features that make building sophisticated SOA-compliant, Ajax-enabled applications even faster, with higher quality, and much more powerful than in prior versions of Enterprise TenFold.

Enterprise TenFold SOA 2007 demonstrates TenFold’s commitment to continuously improving its flagship technology.

We continue to work on upgrading our Web site. We had a three-day workshop at our headquarters in January involving both outside consultants and our internal staff to ensure that we have our messaging down pat and our graphic design inviting and attracted.

We believe that our goal of having our prospects come in through the Internet become better qualified and familiar with our software by reading our Web site and using our free demonstration technology will lead to a better pipeline and more efficient use of our sales team.

Having now been the CEO of TenFold for over a year, it is clear to me that the value proposition that I so deeply believe in, and which belief was a major part of my willingness to step in and takeover as CEO is absolutely solid and proven.

Also proven is the quality of the staff at TenFold. The team that I inherited is one of the most talented and devoted teams with whom I have ever had the privilege to work.

They are smart, extremely professional, that are such strong believers in the technology that they have stuck with the company throughout our history.

Many of them have been with the company over seven years and I cannot compliment them enough on their loyalty in the face of the many issues.

I would also repeat that I am so appreciative of the faith that our customers, both existing and new have in our company.

They have understood that we as a vendor have changed and we both value and appreciate their business and we’ll go to great lengths to delight them. I could not ask for a more supported and engaged customer base. And for that, I really am thankful.

And finally, to our existing and new investors who stepped forward in December without any solicitation, and injected another 1.3 million into TenFold, we thank you for your faith in our company.

And to our continuing investor base who have been following us over the past year and before, we’re most appreciative of your continuing interest and faith as we deliver on the promise that we made over a year ago of returning TenFold to be a thriving company delivering on the value proposition of 10 times faster at a 10th the cost.

That’s the end of my prepared statement. We thank you for your time and interest today and we look forward to your questions and we like to open the conference to questions.

Rob Hughes, I think you’re going to take part of that.

Coordinator:	Thank you. At this time, we will begin the question and answer portion of today’s program.

If you have a question, please press star-1 on your telephone keypad. Those participants that may be using speaker equipment, you may need to lift your handset prior to pressing star-1.

Please standby while the questions register.

Thank you. Once again, that will be star-1.

Thank you. Once again, if you would like to ask a question, please press star-1.

I have a question coming from (Daniel Martin), (HeneryHawk).

You may go ahead with your question.

(Daniel Martin):	Hi, guys. Just a quick one.

Robert Felton:	Yes.

(Daniel Martin):	Is it fair to say that for the entirety of 2007 that you hope to be cash flow positive?

Robert Felton:	Yes.

(Daniel Martin):	Okay. That’s all I wanted.

Robert Felton:	Yes.

Coordinator:	Thank you.

And our next question comes from (Seth Johnson), (Redi2 Technologies).

(Seth Johnson):	Hello, Bob.

Robert Felton:	Hey.

(Seth Johnson):	How are you doing?

Robert Felton:	I’m doing well. We’re getting better.

(Seth Johnson):	Excellent. I just wanted to ask about the prospects and the pipeline.

Could you comment on the type of companies - the prospects are, for Fortune 500 companies, Fortune 1000? What are the size in that of the companies that are entertaining the proposals from TenFold today?

Robert Felton:	That’s an excellent question that I’ve gotten a lot and it’s sort of is the middle - medium level companies and I like to say where IT hasn’t taken over the company yet.

And I mean that in the nicest sense that we have certainly have some very large companies that are - we’re doing business with.

But to get into the very large IT shops where they have set their strategy one way or the other, .NET or J2EE or something else, it’s a bit more difficult than when the CEO says, “Gee, I can build it 10 times faster. It’s worth taking a risk to see if we can do that.”

And so, the middle level companies that we’re closing, you know, 100 to 500 million sort of that range of company seem to be more prone to look for the cost savings in IT than some of the larger ones that have huge IT shops and ongoing operations.

(Seth Johnson):	How many sales people on the team today?

Robert Felton:	Four.

(Seth Johnson):	Great. Okay. Well, thank you very much and congratulations on Q4.

Robert Felton:	Thank you very much. We’ve been working hard to get there and, you know, we’re—it’s really important to us to show the world that we’re doing the right things and we are.

I mean, we just get more and more of, you know, sort of compliments on how we can garner the business with, and our technology, and so on. It’s really heartening to see that start to happen.

(Seth Johnson):	Great. Well, see you in March.

Robert Felton:	Thanks. April.

Coordinator:	Thank you.

Our next question comes from (Michael Cohen), (North Shore Financial Group).

(Michael Cohen):	Good afternoon, Bob. Congratulations on the fourth quarter.

My question is what is the company doing to get out in the public? So, you know, it’s just word of mouth, are you approaching any investment shows, magazines or what are you doing to actually get the word out about TenFold?

Robert Felton:	Well I think there’s a couple of things. One is the reworked Web site I think will help and that would be good. And are you asking—let me just clarify, are you asking about from a sales standpoint or from an investment standpoint?

(Michael Cohen):	Sales and investment, both.

Robert Felton:	Okay. Well, from the sales standpoint, we’ve been to several shows, we’ve had Jeff Walker speak at—he just spoke in—was it January, Sally?

(Sally White):	That’s correct. At the Open Group Conference.

Robert Felton:	In January, he’s speaking again in April. We have not advertised a lot because I think that it takes a lot of money and, you know, I’m not quite sure the results of that at the point where we are.

We certainly use every one of our new customers to find out who they’re talking to and who their friends are and we’re expanding our business in the Salt Lake City Valley where a number of people know each other.

I have been to lunches and dinners numerous times with numerous people in that arena and getting to know the folks that do business in the valley because our headquarters is there, we ought to be very strong there. And that is certainly taking place.

So, we follow up on every lead. We generated much of these leads. We have people that are calling people from that standpoint.

So from a sales standpoint, we’re doing all the traditional things you’d expect to do except the huge marketing project and we just don’t have the cash for that at the moment.

(Michael Cohen):	Okay.

Robert Felton:	So that’s from a sales standpoint. From an investor side, we’re not doing a heck of a lot. We certainly are in investor quorums, certainly because of personal contacts that I’ve had with people. We’ve had investors get interested. There’s investors that came in, in December.

As I said, it was solicited by us but with people that had known sort of my past background of success, as well as the company’s technology, and were interested in taking a position.

But we have not done a lot from an investment standpoint and frankly, I want us to have some numbers of quarters of success under our belt before we do anything in that regard.

(Michael Cohen):	Okay. Two other questions. Just to reiterate, when you said to the other guy 2007 we will be cash positive.

Robert Felton:	Yeah. We certainly plan to and we’re going to be careful of how we do that. I mean we certainly believe we could do that. We also want to grow.

And so, I think that we have to balance how far ahead we hire because it takes us a couple of months to get people that can deliver.

So we will continue to balance that against our business plan and we do our business plan review every quarter. We did our business plan in November, we based this year on that business plan which is—and the way I do a business plan is not, you know, Company 1, Company 2 in the future, it’s actual names of actual companies we expect to do business with.

We felt we had a solid plan for 2007 and then we review that each quarter and we’ll sort of balance our cash expectations against our business expectations.

So I’m not trying to be hugely profitable from a cash standpoint, but I certainly, because I want to grow the company but I certainly don’t want to be losing anymore money yet, 13 quarters of that was enough.

(Michael Cohen):	One last question, if I remember, did you open up a sales office in Chicago? Is that still there? Am I correct?

Robert Felton:	We haven’t had an office in Chicago since when, Rob, can you answer that or Sally?

Robert Hughes:	I don’t remember the date but it’s been awhile. We presently do not have a sales office in Chicago.

(Michael Cohen):	So you’re only in Utah then?

Robert Felton:	Utah and San Francisco.

(Michael Cohen):	Okay. Thanks a lot.

Robert Felton:	In the city of San Francisco.

(Michael Cohen):	Great. Thank you and again, congratulations on a good quarter.

Robert Felton:	Thanks. Thanks, bye-bye. We’re getting there.

Coordinator:	Thank you.

Once again at this time, if you would like to ask a question, we ask that you simply press star-1 on your telephone keypad.

Once again at this time, if anyone would like to ask a question, simply press star-1 on your telephone keypad.

And our next question comes from (Patrick Kennedy), KENCO Investments. You may go ahead with your question or comment, sir.

(Patrick Kennedy):	Okay. Thank you.

My question is about an experience that I had. I have been to this open group forum that Jeff Walker spoke at in San Diego. And then I hung around a little bit afterwards and there was a particular group of people there that were going to use TenFold as a model to design their applications.

And I thought the irony was if they completed their model, would TenFold not render the code and complete it at that time? Could you explain that to me?

Robert Felton:	Sally, you were there, maybe you could Answer.

Sally White:	During the conference we gave out Personal Edition and we also gave demonstrations. We have several companies, large and small who are basically using Personal Edition to, as you mentioned, they were going to build an application.

And basically, what happens when they’re building the application with Enterprise TenFold, they can build it on their own. But essentially, the application resides on their server and they purchase processors and that type of thing and they continue buying licenses from TenFold.

Does that answer your question?

(Patrick Kennedy):	Yes. But their goal was to model an application. You kind of design the parameters of it with TenFold software. However, it didn’t appear to me that they were planning on actually using the TenFold software to render the application.

Robert Felton:	Yeah. You know, let me comment on that in general.

And that is that when people are used to doing prototypes or models of what they’re trying to build, because that’s the way they really get to try and get their user requirements, they really haven’t understood what we have.

And so, there’s some education that has to happen with people like that because they’re stuck in the old paradigm of building models or building prototypes and then going off and spending months or years building an application.

And I think as you know very well in our technology, as we do the model, we’re actually building the real application. We don’t prototype, we don’t build models, we actually build the real application and it runs.

And so, that’s why we’re 10 times faster at a 10th the cost because we can assemble the SOA components, the business components and then play the try it and prove it scenario, which is how we build every application.

We get a version running that is close to what the user wants and we keep trying and improving in until we get to exactly what they want. And so that’s how we meet the real user requirements.

And so, my guess would be in this situation that this person just didn’t quite understand the power of what she was talking about if she was just talking about it for modeling.

(Patrick Kennedy):	She was fascinated by how easy it was to change and that would be useful for her once she develops her model. I don’t think she grasps that at the end of that she could press the button and render the complete application. And this was a person that was, you know, a seasoned veteran of your industry.

I found it incredible.

Robert Felton:	Yeah. You know, that’s a good comment because that’s really true. We find it takes people a little while to understand that they don’t have the right application.

I mean it’s a little hard to believe but they have to understand that, you know, as we go through the process of building applications it’s done. And we’re not building application code. We’re just rendering.

And you’re exactly right. I mean it’s—we’ve had very senior people who can’t quite get it. And of course that’s the resistance. To the question from a gentleman earlier, the resistance you get in large IT shops is where they think you can’t do that. So, it’s impossible so, you know. So we won’t consider to disrupt it.

(Patrick Kennedy):	That’s exactly the case. It was from a very large shop that the company that this woman works for. As she tells, would this be fine for modeling, you know, because it’s so easy. But, you know, there was more education there.

Robert Felton:	Well, we’re working hard on that. I mean everybody that we talk to – there’s always that process that they have to begin to learn, that’s why we want to improve the Web site, that’s why we’re, you know, we think we’re getting better at the way we demonstrate our software, those 10 demos in a week that we just did really, in each case, I don’t think there’s one case where somebody said, “Well, you know, I don’t believe you can do it,” because at the end of a couple of hours of showing them how we actually do it, they are convinced.

And so it’s all just part of the sales process and we’ll have to make sure that we talk to it and we—I’m sure Sally has the contact information I’m sure we following up.

(Patrick Kennedy):	Keep up the good work and congrats.

Robert Felton:	Thank you very much for your kind words.

(Patrick Kennedy):	Okay. Bye-bye.

Coordinator:	Thank you.

And at this time, I show no further questions. I would like to turn the meeting back over to you for any closing remarks or final comments.

Robert Felton:	Well, thank you very much and thank you everyone for joining in.

We are, you know, available if you have specific questions individually. Certainly, you can call the company and Rob or myself are available and we appreciate your interest in the company, we appreciate your support over this past year and we’re excited about 2007.

Rob, do you have anything you want to say in closing?

Robert Hughes:	No, I do not.

Robert Felton:	All right.

Well, thank you all and we’ll see you and talk to you in April.

Take care.

Coordinator:	I would like to thank everyone for participating in today’s TenFold’s teleconference call. And at this time, all participants may disconnect.